Exhibit 10.1(ar)

SAUER-DANFOSS INC.
409A DEFERRED COMPENSATION PLAN
FOR SELECTED EMPLOYEES AND US NONEMPLOYEE DIRECTORS

As Amended and Restated as of January 1, 2008

TABLE OF CONTENTS

Article 1. Establishment and Purpose	3

1.1. Establishment	3
1.2. Purpose	3

Article 2. Definitions	3

Article 3. Administration	7

3.1. Administration of the Plan	7
3.2. Decisions Binding	8
3.3. Indemnification	8

Article 4. Eligibility and Participation	8

4.1. Eligibility	8
4.2. Participation	9

Article 5. Deferral Contributions	10

5.1. Amount Which May Be Deferred by a Participant	10
5.2. Length of Deferral Period (i.e., Timing of Distributions)	10
5.3. Form of Payment	11
5.4. Non Revocation of Deferral	12
5.5. Special Deferral Revocations and Special Distribution Provisions	12
5.6. No Acceleration Of Benefits	13

Article 6. Deferred Compensation Accounts	13

6.1. Participants’ Accounts	13
6.2. Earnings Credited on Deferred Amounts	13
6.3. Charges Against Accounts	14

Article 7. Beneficiary Designation	14

Article 8. Rights of Participants	14

8.1. Contractual Obligation	14
8.2. Unsecured Interest	14
8.3. Service with the Company	14

Article 9. Amendment and Termination	15

Article 10. Miscellaneous	15

10.1. Notice	15
10.2. Successors	15
10.3. Nontransferability	15

i

10.4. Severability	15
10.5. Costs of the Plan	15
10.6. Gender and Number	15
10.7. Governing Law	15

ii

SAUER-DANFOSS INC.
409A DEFERRED COMPENSATION PLAN
FOR SELECTED EMPLOYEES US NONEMPLOYEE DIRECTORS

As Amended and Restated as of January 1, 2008

Article 1.  Establishment and Purpose

1.1.          Establishment.  Sauer-Danfoss Inc., a Delaware corporation (the “Company”), originally established, effective as of January 1, 2005, a nonqualified deferred compensation plan for selected employees of the Company or of a member of a Related Group with the Company and for non-employee members of the Board of Directors of the Company who are based in the United States. Such plan was named the “Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and US Nonemployee Directors” (the “Plan”).  Effective January 1, 2008, the Plan is amended and restated in its entirety to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2.          Purpose.  The primary purpose of the Plan is to provide US based members of the Board and certain employees who constitute a select group of management or highly compensated employees of the Company with the opportunity to voluntarily defer all or a portion of their Compensation subject to the terms of the Plan and Code Section 409A. Adoption of the Plan will help the Company attract and retain key employees and directors.

Article 2.  Definitions

Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a)           “Board” or “Board of Directors” means the Board of Directors of the Company.

(b)           “Beneficiary” shall mean any legal or natural person designated by a Participant to receive any benefits payable under the Plan on account of the Participant’s death.  Each designation by a Participant shall be filed with the Company during the Participant’s lifetime on a form designated by and acceptable to the Committee, from time to time, for such purpose (the “Beneficiary Designation Form”) and may include successive or contingent Beneficiaries.  A Participant, by filing a Beneficiary Designation Form with the Company during the Participant’s lifetime, may change a Beneficiary Designation at any time, and from time to time, without the consent of or notice to any person previously designated by the Participant.

(c)           “Change of Control” of the Company means, and shall be deemed to have occurred upon any of the following events:

(i)            Together with securities of the Company already held by such person, any person (other than those persons already in control of the Company as of the date of the corporate transaction, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of the Company’s then outstanding securities; provided, however, that a Change in Control shall not result from:

(A)          Danfoss A/S (as defined herein) acquiring securities of the Company from the Murmann Group, as such term is defined below, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

(B)           the Murmann Group (as defined herein) acquiring securities of the Company from Danfoss A/S either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

(ii)           During any period of twelve (12) consecutive months, a majority of the individuals who at the beginning of such period constitute the Board are replaced during such period by individuals whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(iii)          The consummation of a plan of complete liquidation of the Company; or

(iv)          The sale or disposition of all or substantially all the Company’s assets (i.e., greater than 80% of the total gross fair market value of all of the assets of the Company immediately prior to such sale or disposition) within a 12-month period ending on the date of the most recent sale or disposition; or

(v)           A merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction.  A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for (A) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (B) ownership of equity participation in the purchasing company or group which is otherwise not significant as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

Notwithstanding anything to the contrary, this definition of Change in Control must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan, as described in Article 3 herein.

(f)            “Company” means Sauer-Danfoss Inc., a Delaware corporation.

(g)           “Company Officer” means any executive officer of the Company, as defined by Regulation C, Rule 405 of the Securities Act of 1933 and as determined by the Company and its legal counsel from time to time.

(h)           “Compensation” means:

(i)            for an Employee, the total amount of base compensation and annual incentive plan bonus earned by such Employee by the Company or a member of the Related Group with respect to services rendered during a Plan Year; and

(ii)           for a US Nonemployee Director, the total amount of director cash compensation (and any other incentive plan compensation which the Committee determines is eligible for deferral under this Plan) earned by such US Nonemployee Director by the Company for services rendered with respect to such US Nonemployee Director’s Board duties during a Plan Year.

(i)            “Danfoss A/S” means any one or more of Danfoss A/S, any of its subsidiaries or related or affiliated companies or joint ventures, or any successor of the foregoing.

(j)            “Deferral Period” means the time period beginning with the date a deferral election takes effect and ending with the date that a payment subject to the deferral election is scheduled to be made.   As provided in Section 5.3(b), the right to a series of installment payments is to be treated as a right to a series of separate payments with a corresponding Deferral Period ending on the date of each separately scheduled installment payment.

(k)           “Director” means a member of the Board of Directors of the Company as of a given date.

(l)            “Disability” means a condition whereby a Participant:

(i)            is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)           is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

(m)          “Earnings Credit Rate” means a quarterly interest rate, equal to 1/4 of the sum of the annual yield on 10-year U.S. Treasury notes plus a credit risk spread over the 10-year Treasury note yield based on the then current credit rating of the Company.  The Earnings Credit Rate will be redetermined quarterly pursuant to the Plan.  For purposes of this definition, the yield on 10-year U.S. Treasury notes shall be such yield as published in the Wall Street Journal, or an equivalent yield if the Wall Street Journal published rates become unavailable.  For purposes of this definition, the credit risk spread over the 10-year Treasury note yield and the then current credit rating of the Company will be determined in advance of each quarter by the Company’s Treasurer, based on input from independent third parties including the Company’s relationship banks and/or independent credit rating agencies.    For purposes of Transition Year Deferrals that relate to service prior to December 31, 2004 and that would have been payable in 2005 absent any deferral election (i.e. deferred 2004 annual incentive plan payments), the Earnings Credit Rate shall at all times be computed as a quarterly interest rate equal to ¼ of the sum of the annual yield on 10-year U.S. Treasury Notes plus 300 basis points (3%).

(n)           “Election to Defer Form” means the form designated by the Committee for use by Employees and US Nonemployee Directors, as the case may be, and the Employer to make certain elections as to deferring Compensation.  This form may be changed at any time by the Committee as it deems necessary or advisable.

(o)           “Election to Extend Deferral Form” means the form designated by the Committee for use by Employees and US Nonemployee Directors, as the case may be, and the Employer to further extend the Deferral Period related to payment of their deferred compensation under the Plan.  This form may be changed at any time by the Committee as it deems necessary or advisable.

(p)           “Election to Change Form of Distribution” means the form designated by the Committee for use by Employees and US Nonemployee Directors, as the case may be, and the Employer to change the form in which paymentof their deferred compensation under the Plan will be paid to them (i.e., lump sum or installments).  This form may be changed at any time by the Committee as it deems necessary or advisable.

(q)           “Employee” means any full-time, salaried employee of the Company or of a member of a Related Group with the Company.

(r)            “Executive Office” means the executive office of the Company, as the same shall from time to time exist.

(s)           “Murmann Group” means any one or more of:

(i)            Klaus Murmann;

(ii)           any member of Klaus Murmann’s immediate family;

(iii)                               any entity a majority of the voting interests of which are owned, directly or indirectly, by Klaus Murmann and/or any member or members of his immediate family; or

(iv)                              any trust, a majority of which is owned by, or a majority of the beneficiaries of which consist of, directly or indirectly, Klaus Murmann, and/or any member or members of his immediate family.

(t)                                    “Participant” means any Employee or US Nonemployee Director who has participated in, and accrued a benefit under the Plan.

(u)                                 “Plan” means the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and US Nonemployee Directors, as amended from time to time.

(v)                                 “Plan Year”, generally, means the twelve month period ending each December 31.  So long as the Company and its Related Group continue to pay their employees on a bi-weekly schedule, the beginning of a Plan Year will coincide with the beginning of the payroll period that is first paid after January 1st and the end of a Plan Year will coincide with the end of payroll period that falls latest in the following December.

(w)                               “Related Group” shall mean a controlled group of corporations (as defined in Code §414(b)), trades or businesses (whether or not incorporated) which are under common control (as defined in Code §414(c)) or an affiliated service group (as defined in Code §414(m) or in Code §414(o)).

(x)                                   “Transition Year Deferrals” shall mean any Compensation which would have been earned and/or payable during calendar year 2005 but for an election made by the Participant in accordance with Code Section 409A (and any corresponding IRS or Department of Treasury guidance) to defer such Compensation under this Plan and which such deferral election had not been revoked, as previously allowed by the Plan and certain transitional rules to Code Section 409A.

(y)                                 “US Nonemployee Director” means a Director who is not an Employee and who is based in the United States.

Article 3.  Administration

3.1.                              Administration of the Plan.  The Plan shall be administered:

(a)                                  by the Committee, with respect to Company Officers and US Nonemployee Directors; and

(b)                                 by the Executive Office, with respect to Employees other than Company Officers.

Subject to the provisions set forth herein, the Committee and the Executive Office shall, for their respective constituencies, have full power to determine the terms and conditions of each Employee’s or US Nonemployee Director’s participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan’s administration; to amend (subject to the provisions of Article 9 herein) the terms and conditions of the Plan and any agreement or instrument entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.  Notwithstanding the foregoing, subject to the terms of the Plan, the Committee and the Executive Office may, for their respective constituencies, delegate any or all of its authority granted under the Plan to a committee appointed by the Board or to an executive or executives of the Company.

3.2.                              Decisions Binding.  For their respective constituencies, all determinations and decisions of the Committee and the Executive Office as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive and binding on all parties.

3.3.                              Indemnification.  Each person who is or shall have been a member of the Committee or the Executive Office or who is or shall have been a delegate pursuant to Section 3.1 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party, or which such person may be involved by reason of any action taken or failure to act under the Plan unless such action or failure to act is the result of intentional misconduct.  The Company shall, subject to the requirements and limitations of Delaware law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by such person, whether or not such person has actually advanced such amount prior thereto.

Except with respect to intentional misconduct, the Company shall also indemnify each such person who is or shall have been a member of the Committee and the Executive Office against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on his or her own behalf.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4.  Eligibility and Participation

4.1.                              Eligibility.

(a)                                  Selection and Designation.  Eligibility to participate in this Plan shall be limited to US Nonemployee Directors and Employees who constitute a select group of management or highly compensated employees of the Company or of a member of a Related Group with the Company. The Committee shall, in its discretion, select the Company Officers who are eligible to participate in the Plan. The Executive Office shall, in its discretion, select the Employees, other than Company Officers, who are eligible to participate in the Plan. All US Nonemployee Directors shall be immediately eligible to participate in the Plan unless otherwise removed from eligibility to participate by written action of the Committee. The Company’s Vice President-Human Resources or Director — HR Services shall notify such selected Company Officers, Employees and US Nonemployee Directors of

their eligibility in writing.  No Employee or US Nonemployee Director shall be allowed to vote in any matter affecting his or her eligibility or participation in this Plan.  Once granted, eligibility will continue on a year to year basis, except as provided in Section 4.1(b) or unless such eligibility is discontinued due to amendment or termination of the Plan as provided in Section 9.

(b)                                 Ineligibility Event Mid-Year.  In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant as of the January 1 of the Plan Year immediately following the Plan Year that includes the ineligibility event trigger.  Notwithstanding this, such Participant shall retain all of the rights described under the Plan, except the right to make any further deferrals hereunder as of the immediately following January 1; provided, however, that such a Participant shall continue to make deferrals for the remainder of the Plan Year in which he or she becomes ineligible to participate.

4.2.                              Participation.

(a)                                  No Eligibility Until Notification.  When an Employee is selected for eligibility to participate under the Plan by the Committee or the Executive Office, as the case may be, or a US Nonemployee Director becomes eligible, such Employee or US Nonemployee Director, as the case may be, shall be notified in writing by the Company’s Vice President-Human Resources or Director — HR Services of such eligibility to participate.  Notwithstanding any eligibility designation under Section 4.1 above, an Employee or US Nonemployee Director, as the case may be, shall not be eligible for the first time unless and until notification is provided to them of such designation.

(b)                                 Election to Participate.  Subject to Code Section 409A nonqualified deferred compensation plan aggregation rules, an Employee or US Nonemployee Director, as the case may be, who becomes newly eligible to participate in the Plan under Section 4.1 and paragraph (a) above must submit the Election to Defer Form within thirty (30) days of the date he/she first becomes eligible due to notification pursuant to paragraph (a) immediately above.  However, such deferral elections shall be prospective and shall apply only to Compensation that would otherwise be paid to the Employee or US Nonemployee Director, as the case may be, after the Election to Defer Form is filed.  Notwithstanding the foregoing, no deferral elections shall be permitted under the Plan until such time as determined by the Company.  Additionally, at the time a Participant files his/her first Election to Defer Form under this paragraph (b), the Participant must also make the timing-of-distribution election (specifically relating to a specified, fixed date for distribution) described in Section 5.2 and the form-of-distribution election described in Section 5.3 related to his/her total amounts accumulated under the Plan.  In the event that a Participant does not make a timing-of-distribution election (specifically relating to a specified, fixed date for distribution) and/or a form-of-distribution election with respect to his or her initial deferral election under the Plan, such Participant shall be deemed to have initially elected to receive his or her deferred compensation in the form of a lump-sum on a date which is six (6) months following his or her date of termination of service (unless earlier acceleration due to death, Disability or a Change in Control).

(c)                                  Annual Submission of Election to Defer Form.  Before the beginning of each Plan Year, each eligible Employee or US Nonemployee Director, as the case may be,

may elect to defer Compensation that would otherwise be paid to the Employee or US Nonemployee Director, as the case may be, with respect to such  Plan Year.  This election must be made on the Election to Defer Form (or any successor form thereto for this purpose) provided by the Committee.  The election may be amended at any time but any election as in effect on the last business day before the first day of the Plan Year with respect to which the election is made shall govern.  An Employee or US Nonemployee Director, as the case may be, must file a new Election to Defer Form for each Plan Year as to which he or she wishes to defer Compensation.  Notwithstanding the foregoing, no such elections shall be permitted under the Plan until such time as determined by the Company.

(d)                                 Failure to Submit Annual Election to Defer Form.  If an eligible Employee or US Nonemployee Director, as the case may be, fails to submit the appropriate annual Election to Defer Form as required under this Section 4.1, he or she will be deemed to have elected not to participate in the Plan for the Plan Year to which such form otherwise would apply.

(e)                                  Affect of Deferral of Annual Incentive Bonus in Year of Termination.  Notwithstanding anything in the Plan to the contrary, upon the earliest to occur for the Participant of the triggering events listed in Section 5.2(a), any outstanding Election to Defer Form shall not be given effect to the extent any amounts covered by such Election to Defer Form are otherwise payable after such triggering event.  As such, no further deferrals shall be made to the Plan with respect to any Compensation payable to the Participant under the Company’s annual incentive plan after such triggering event.  Payment of previously deferred amounts shall be made pursuant to Article 5.

Article 5.  Deferral Contributions

5.1.                              Amount Which May Be Deferred by a Participant.  A Participant may elect to defer up to one hundred percent (100%) of Compensation in any Plan Year.  Participants shall make their elections to defer Compensation under the Plan prior to the beginning of each Plan Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate for a partial Plan Year, as applicable.

5.2.                              Length of Deferral Period (i.e., Timing of Distributions).

(a)                                  General Rule.  Payment of the Participant’s deferred amounts for any given Plan Year shall commence no later than ninety (90) days following the earliest to occur of the following events:

(i)                                     the Participant’s death;

(ii)                                  the Participant’s Disability;

(iii)                               a six (6) month anniversary following a Change in Control of the Company;

(iv)                              the six (6) month anniversary following the Participant’s termination from service with the Company or a member of the Related Group; or

(v)                                 a specified, fixed date chosen by the Participant, if any, that is at least two years following the date on which the initial deferral election takes effect.

(b)                                 Subsequent Deferral Election.  A Participant may elect to extend a Deferral Period previously selected under subparagraph (v) of paragraph (a) immediately above for a given Plan Year by filing an Election to Extend Deferral Period Form (or any successor form thereto from time to time) with the Company that specifies the later fixed date on which the Deferral Period for such Plan Year will expire.  This Election to Extend Deferral Period Form must be filed at least one year (i.e., twelve (12) months) before the expiration of the original Deferral Period specified by the Participant under subparagraph (v) of paragraph (a) immediately above with respect to such Plan Year.  This Election to Extend Deferral Period Form will not be effective until at least one year (i.e., twelve (12) months) after the date on which such form has been filed.  Under the Election to Extend Deferral Period Form, all payments scheduled under the extended specified, fixed date for a given Plan Year must occur five years or later from the date such payments were originally scheduled to be received under the then designated and enforceable specified, fixed date election for such Plan Year.  A Participant may make multiple subsequent deferral elections under this paragraph (b) for any given Plan Year but any time requirements set forth herein must be separately satisfied with respect to each subsequent distribution election.  Notwithstanding the foregoing, subsequent deferral elections made on an Election to Extend Deferral Period Form must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.

5.3.                              Form of Payment.

(a)                                  Upon Death, Disability or a Change in Control.  In the event of a Participant’s death or Disability, or in the event of a Change in Control of the Company, notwithstanding anything to the contrary, payment of deferred compensation to a Participant shall be made in a single lump sum, in cash, in accordance with the timing rules set forth in Section 5.2 above.

(b)                                 Upon Termination of Service or a Specified, Fixed Date.

(i)                                     General Rule.  At the time a Participant files an Election to Defer Form for a given Plan Year, the Participant must elect the form in which the Participant’s entire account will be distributed if such distribution event occurs due to reason of the Participant’s termination of service or the Participant’s selection of specified, fixed distribution date.  The Participant must elect either:

(A)                              A lump sum payment; or

(B)                                Annual installment payments over a period not longer than ten years.

For purposes of the Plan and Code Section 409A, the right to a series of installment payments is to be treated as a right to a series of separate payments.

(ii)                                  Subsequent Change in Form Election.  A Participant may elect to change his/her form of distribution (i.e., from lump sum to installments or vice versa) by filing an Election to Change Form of Distribution (or any successor form thereto from time to time) with the Company that specifies the newly elected form of distribution.  This Election to Change Form of Distribution must be filed at least one year (i.e., twelve (12) months) before the expiration of the then designated and enforceable Deferral Period specified by the Participant under subparagraph (v) of paragraph (a) of Section 5.2 immediately above with respect to such Plan Year.  This Election to Change Form of Distribution will not be effective until at least one year (i.e., twelve (12) months) after the date on which such form has been filed.  Under the Election to Change Form of Distribution, any change in form of distribution (i.e., from lump sum to installments or vice versa) cannot accelerate any payment scheduled under the then designated and enforceable Deferral Period for such Plan Year and shall additionally require an automatic delay in the timing of distribution to five (5) years from the date all such payments are then scheduled to be made under then designated and enforceable Deferral Period for such Plan Year.  A Participant may make multiple subsequent changes in form elections under this subparagraph (ii) for any given Plan Year but any time requirements set forth herein must be separately satisfied with respect to each subsequent distribution election.  Notwithstanding the foregoing, subsequent change in form elections made on an Election to Change Form of Distribution must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.

5.4.                              Non Revocation of Deferral.   After the beginning of a Plan Year, a Participant may not increase or decrease the amount of Compensation deferred for that Plan Year under Section 5.1 nor may the Participant revoke such deferral election for the Plan Year, except to the extent that such revocation would be allowable by the provisions of Section 5.5 below.

5.5.                              Special Deferral Revocations and Special Distribution Provisions.

(a)                                  Unforeseeable Emergency.  Notwithstanding Section 5.2, 5.3 and 5.4, for their respective constituencies, the Committee and the Executive Office shall have the authority to alter the timing or manner of payments of deferred amounts in the event that a Participant establishes, to the satisfaction of the Committee or the Executive Office, as appropriate, the occurrence of an unforeseeable emergency.  In such event, the Committee or the Executive Office, as appropriate, may, in its sole discretion:

(i)                                     Authorize the cessation of deferrals by such Participant under the Plan; and/or

(ii)                                  Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment.

For purposes of this paragraph (a), “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, Beneficiary or a dependent (as defined in Internal Revenue Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  In any event, payment may not be made to the extent such emergency is or may be relieved:

(A)                              through reimbursement or compensation by insurance or otherwise;

(B)                                by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and

(C)                                by cessation of deferrals under the Plan.

Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the emergency distribution.  Examples of situations that are not considered to be severe financial hardships include the need to send a Participant’s child to college or the desire to purchase a home.

The severity of the financial hardship shall be judged by the Committee or the Executive Office, as appropriate.  The decision of the Committee or the Executive Office, as appropriate, with respect to the severity of financial hardship and the manner in which, if at all, the Participant’s future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

Distribution on account of an unforeseeable emergency shall be made no later than fifteen (15) days following the date the distribution is approved by the Committee or the Executive Office, as appropriate.

5.6.                              No Acceleration Of Benefits.  Notwithstanding any other terms in this Plan document, the Plan does not permit the acceleration of the time or schedule of any payment under the Plan, except as may be allowed by Treasury Regulations or any other Department of Treasury or IRS guidance issued under Code Section 409A.

Article 6.  Deferred Compensation Accounts

6.1.                              Participants’ Accounts.  The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant, and earnings credited to the deferrals.  Each account shall be credited as soon as practicable after the date the amount deferred otherwise would have become due and payable to the Participant.  The establishment and maintenance of such accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company.

6.2.                              Earnings Credited on Deferred Amounts.  In addition to deferred compensation amounts credited to the unfunded accounts described in Section 6.1, there shall be credited to each account, on the last day of each calendar quarter, an amount determined by multiplying the account balance on the first day of such calendar quarter by the Earnings Credit Rate, determined as of the first day of such calendar quarter.  If there are changes to a Participant’s deferred compensation balance during a calendar quarter due to contributions or distributions, the earnings credited will be adjusted on a pro rata basis, using the Earnings Credit Rate as of the first day of such calendar quarter.  For information purposes only, the Company will, at least annually, issue a statement to each Participant reflecting the unfunded account balance relating to that Participant.  Any such statement to a Participant shall not in any way alter the Participant’s rights, duties or responsibilities as set forth in the Plan or the Participant’s elections relating to the Plan.

6.3.                              Charges Against Accounts.  There shall be charged against each Participant’s deferred compensation account any payments made to the Participant or to the Participant’s Beneficiary.

Article 7.  Beneficiary Designation

Each Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, will receive the amounts that otherwise would have been paid to the Participant under the Plan.  All designations shall be signed by the Participant, and shall be made on a Beneficiary Designation Form.  Each designation shall be effective as of the date delivered to the Company.

Participants may change their designations of Beneficiary by completing a new Beneficiary Designation Form.  The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed by the Participant and delivered by the Participant to the Company prior to the Participant’s death.

In the event that all the Beneficiaries named by a Participant pursuant to this Article 7 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s Beneficiaries under the Plan shall be paid first to the Participant’s spouse, if any.  If the Participant is not survived by a spouse, then the benefits shall be paid to the Participant’s surviving children in equal shares.  In the event no spouse or children exist, any benefit payable under the Plan shall, upon the death of the Participant, be paid to the Participant’s estate.

In the event a Participant does not designate a Beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s Beneficiaries under the Plan shall be paid first to the Participant’s spouse, if any.  If the Participant is not survived by a spouse, then the benefits shall be paid to the Participant’s surviving children in equal shares.  In the event no spouse or children exist, any benefit payable under the Plan shall, upon the death of the Participant, be paid to the Participant’s estate.

Article 8.  Rights of Participants

8.1.                              Contractual Obligation.  The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants’ accounts when due.  Payment of account balances shall be made out of the general funds of the Company.

8.2.                              Unsecured Interest.  No Participant or party claiming an interest in deferred amounts or contributions of a Participant shall have any interest whatsoever in any specific asset of the Company.  To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

8.3.                              Service with the Company.  Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate the Company or any other member of the Related Group to continue the employment of an Employee or US Nonemployee Director, as the case may be, as an executive or in any other capacity.

Article 9.  Amendment and Termination

The Company hereby reserves the right to amend, modify or terminate the Plan at any time by action of the Committee, with respect to changes impacting Company Officers and US Nonemployee Directors, and by the Executive Office, with respect to changes impacting Employees other than Company Officers. No such amendment or termination shall in any material manner adversely affect any Participant’s rights to deferred amounts (including earnings and appreciation thereon) without the consent of the Participant.

Article 10.  Miscellaneous

10.1.                        Notice.  Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by regular mail to the Vice President — Human Resources.  Such notice, if mailed, shall be addressed to the offices of the Company in Ames, Iowa.  Notice sent to a Participant by regular mail shall be at such address as is given in the records of the Company.  Notices shall be deemed given as of the date of delivery or, if delivery is made by regular mail, as of the date shown on the postmark.

10.2.                        Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

10.3.                        Nontransferability.  Participant’s rights to deferred amounts, contributions and earnings credited thereon under the Plan may not be sold, transferred, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

10.4.                        Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect any remaining parts of the Plan, and the Plan shall be construed and enforced as if illegal or invalid provision had not been included.

10.5.                        Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company.

10.6.                        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.7.                        Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the state of Iowa without giving effect to any choice or conflict of law provision or rule.

Executed at Ames, Iowa, this            day of                           , 2008

SAUER-DANFOSS INC.

By

Approved This 4th Day of December, 2008

/s/ Ronald H. Hanson
Ronald H. Hanson
Vice President – Human Resource
Sauer-Danfoss Inc.